Exhibit 2.1

REORGANIZATION AND SHARE EXCHANGE AGREEMENT

               This Reorganization and Share Exchange Agreement dated as of July 24, 2017 (the “Agreement”), among Quasuras, Inc., a Delaware corporation (the “Target”), Modular Medical, Inc., a Nevada corporation (the “Company”), Paul M. DiPerna, the sole officer and director and the controlling stockholder of the Target (the “Target Controlling Stockholder”) and the two (2) other stockholders of the Target (each a “Target Minority Stockholder” and collectively, the “Target Minority Stockholders,” and together with the Target Controlling Stockholder, collectively, the “Target Stockholders”). Schedule A hereto sets forth the names and addresses of, the number of shares of Target Stock (as defined below) owned by and the number of Company Exchange Shares (as defined below) to be received by each Target Stockholder in the Acquisition (as defined below).

INTRODUCTION

               WHEREAS, the Target Stockholders own in the aggregate 4,400,000 shares (the “Target Stock”) of common stock, par value, $0.0625 per share of Target (the “Target Stock”) in such amounts set forth next to each Target Stockholder’s name on Schedule A hereto;

               WHEREAS, other than the 4,400,000 shares of Target Stock owned by the Target Stockholders, the Target has no other securities (as defined in the Securities Act of 1933, as amended (the “Securities Act”)), and/or rights to acquire any securities of the Target issued and outstanding;

               WHEREAS, the Company desires to acquire all of the 4,400,000 issued and outstanding shares of Target Stock from the Target Stockholders solely in exchange for an aggregate of 7,582,060 shares (the “Company Exchange Shares”) of authorized, but unissued, shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and  the Target Stockholders each desire to acquire all such Company Exchange Shares solely in exchange for their respective shares of Target Stock (the “Acquisition”);

               WHEREAS, on or prior to the date hereof, the respective boards of directors or analogous governing body of each of the Company and the Target and each of the Target Stockholders have, approved and adopted this Agreement and it is the intent of the parties hereto that the Acquisition contemplated hereby be structured so as to qualify as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement will be interpreted in a manner consistent with this intent.

               WHEREAS, as a condition to and substantially contemporaneously with the Closing (as hereinafter defined) of the Acquisition (i) the Company shall sell in a private placement (the “Offering”) pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, no less than $4,500,000 (or 6,818,000 shares) of Company Common Stock (which the Company may increase by an additional $500,000 (or 757,576 shares), and (ii) the owner of 2,900,000 shares of outstanding Company Common Stock (the “Company Controlling Shareholder”), shall cancel all such 2,900,000 shares (the “Company Share Cancellation”).

               NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and for such other good and valuable consideration and receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ACQUISITION AND EXCHANGE OF SHARES

        1.1.                 The Agreement.  The parties hereto hereby agree that, at the Closing, the Company shall acquire all 4,400,000 shares of Target Stock from the Target Stockholders (in the amount for each Target Stockholder set forth opposite each Target Stockholder’s name on Schedule A hereto) in exchange solely for the 7,582,060 Company Exchange Shares (in the amount for each Target Stockholder set forth opposite each Target Stockholder’s name on Schedule A hereto). The parties hereto agree that at the Closing, the Target will become a wholly-owned subsidiary of the Company.

        1.2.                 Exchange of Shares.

(a) At the Closing, the Company will cause to be issued and held for delivery to the Target Stockholders, stock certificates representing in the aggregate the 7,582,060 Company Exchange Shares, in exchange for all of the issued and outstanding Target Stock, all of which shares of Target Stock will be delivered to by the Target Stockholders (with duly executed stock transfer powers) the Company at the Closing.
(b) The 7,582,060 Company Exchange Shares to be issued to the Target Shareholder pursuant to Section 1.2(a) will be authorized, but theretofore unissued shares of Company Common Stock, and will be issued to the Target Stockholders in the amounts as set forth in Schedule A hereto.
(c) The 7,582,060 Company Exchange Shares to be issued to the Target Stockholders hereunder will be “restricted securities” as defined in Rule 144 of the Securities Act and each Target Stockholder hereby represents severally but not jointly that each is acquiring its portion of the 7,582,060 Company Exchange Shares for investment purposes only and without the intent to make a further distribution of any of such Company Exchange Shares being issued to it. All 7,582,060 Company Exchange Shares being issued to the Target Stockholders pursuant to this Agreement shall be issued by the Company pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) and/or Rule 506 of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing all 7,582,060 Company Exchange Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

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(d) The 4,400,000 shares of Target Stock owned by the Target Stockholders are the only securities (as defined in the Securities Act) of the Target issued and outstanding and there are no options, warrants and/or other securities of the Target and/or any rights to acquire from the Target any other Target securities and/or from any of the Target Stockholders any Target Stock.

        1.3.                 Closing; Closing Date.  The Closing shall be held at 10:00 a.m. (New York City Time) on July 24, 2017, or, if the conditions set forth in Section 3.1 and Section 3.2 have not been satisfied (or waived) by such date, as soon as practicable following the satisfaction (or waiver) of the conditions set forth in Section 3.1 and Section 3.2 (the date of the Closing, “Closing Date”), and shall be effectuated remotely by facsimile or other electronic transmission of documents, or at such other time and place as the parties agree.

        1.4.                 Closing.             At the Closing:

(a) The Target Stockholders will deliver to the Company stock certificates or other evidences representing all of the issued and outstanding Target Stock duly endorsed (or otherwise to the satisfaction of the Company), so as to make the Company the sole owner thereof, free and clear of all liens, claims and other encumbrances in the amounts per Target Stockholder as set forth on Schedule A;
(b) the Target and the Target Controlling Stockholder shall have each satisfied the other conditions precedent to Closing including the delivery of such documents and agreements all as set forth in Section 3.2;
(c) the Company will deliver to the Target Stockholders, stock certificates of the Company representing the 7,582,060 Company Exchange Shares, which certificates will bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in Section 1.2(c) above in the amounts per Target Stockholder as set forth on Schedule A; and
(d) the Company shall have satisfied the other conditions precedent to Closing including the delivery of the other documents and agreements all as set forth in Section 3.1

        1.5.                 Approval by Board of Directors.  The Company and the Target each has taken all necessary and requisite corporate and other action, including without limitation, actions of their respective Board of Directors to approve this Agreement and all transactions contemplated hereby and in connection herewith that each is a party to.

        1.6.                 Incorporation by Reference. The parties hereto agree that the “WHEREAS” clauses are incorporated herein as terms of this Agreement.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

        2.1.                 Representations and Warranties of the Company.  the Company hereby represents and warrants to the Target and the Target Stockholders as follows:

(a)(i) the Company Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company is subject to the periodic reporting requirements of Section 13 or Section 15 of the Exchange Act. The Company has provided to the Target and the Target Stockholders (i) a copy of the Current Report on Form 8-K to be filed by the Company with the SEC within four (4) business days following the Closing (the “Super 8-K”), and (ii) copies of all forms, reports, schedules, statements, and other documents required to be filed by it under the Exchange Act not otherwise available on the Edgar System and requested by the Target and/or any Target Stockholder (collectively, the “SEC Reports”). The SEC Reports (i) filed with the SEC prior to April 26, 2017, to the Company’s knowledge, and (ii) filed with the SEC following April 26, 2017 (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.
(ii) the shares of Company Common Stock are DTC eligible securities in the Depository Trust Company book entry system.
(b) The Company has no Subsidiaries (as hereinafter defined). The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada with full power and authority to own, lease and operate its properties and conduct its business. To the knowledge of the Company, the Company is not in violation of its certificate of incorporation or bylaws (the “Company Documents”) or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company; and the Company is not in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or over its properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company taken as a whole. The Company is an issuer described in Rule 144(i)(1) of the Securities Act. For purposes of this Agreement (i) “Subsidiary” means any Person in which another Person, directly or indirectly, (a) owns any of the outstanding capital stock or holds any equity or similar interest of such Person, or (b) controls or operates all or any part of the business, operations or administration of such Person; (ii) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed in this “(ii),” and (iii) “Affiliate” or “affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Person, and as used in this “(iii),” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through ownership of voting securities or other ownership interest by contract, or otherwise.
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(c) the Company has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company. This Agreement has been duly authorized, executed, and delivered by the Company, constitutes the legal, valid, and binding obligation of the Company, and is enforceable against it in accordance with its terms. No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or over its properties or assets is required for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions herein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws, all of which requirements have been, or prior to the Closing Date will be, satisfied in all material respects. No consent of any party to any material contract to which the Company is a party is required for the execution, delivery, or performance of this Agreement by the Company; and the execution, delivery, and performance of this Agreement by the Company will not violate, result in a material breach of any material contract to which the Company is a party to.
(d) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 3,500,000 shares are issued and outstanding, and (ii) 5,000,000 shares of “blank check” preferred stock, none of which are outstanding. Each outstanding share of Company Common Stock is to the knowledge of the Company, duly and validly authorized, validly issued, fully paid, and non-assessable.
(e) Immediately prior to the Closing, the Company shall have no properties or assets other than immaterial intangible assets.
(f) No current officer or director of the Company has been, within the five years ending on the Closing Date, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
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        2.2.                 Representations and Warranties of the Target and the Target Controlling Stockholder.  The Target and the Target Controlling Stockholder hereby jointly represent and warrant to and agree with the Company as follows:

               (a)            Target has no Subsidiaries.  Target has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as conducted on the date hereof. The Target is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on its business, prospects, condition (financial or otherwise), and results of operations of the Target. No proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Target is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect. Target is not in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of Target and the subsidiaries thereof taken as a whole; and the Target is not in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Target or over its properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of the Target.

               (b)           The Target has all requisite power and authority to execute, deliver, and perform this Agreement and all other documents, agreements and related items to be entered into by the Target pursuant hereto including, but not limited to, the IP Assignment Agreement, the Royalty Agreement and the Termination Agreement (each as hereinafter defined) (collectively, the “Target Transaction Documents”) and all transactions contemplated thereby.  All necessary proceedings of Target have been duly taken to authorize the execution, delivery, and performance of this Agreement and the other Target Transaction Documents. This Agreement and the other Target Transaction Documents have each been duly authorized, executed, and delivered by Target, constitute legal, valid, and binding obligation of Target, and is enforceable as to Target in accordance with its terms.  Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Target for the execution, delivery, or performance of this Agreement and the other Target Transaction Documents.  No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Target or over its properties or assets is required for the execution and delivery of this Agreement and the other Target Transaction Documents by Target and the consummation by Target of the transactions herein and therein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws.  Schedule 2.2(b) hereto sets forth all contracts, agreements and/or understandings that the Target is a party to (or to which its or any of its respective businesses, properties, or assets are subject) including, but not limited to, all contracts, agreements, licenses, leases, debt documents, understandings, letters of intent or otherwise whether oral or in writing (the “Contracts”). No consent of any party to any Contract (as defined below) is required for the execution, delivery, or performance of this Agreement and the other Target Transaction Documents by Target; and the execution, delivery, and performance of this Agreement and the other Target Transaction Documents by Target will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement and the other Target Transaction Documents were executed under, or create any obligation on the part of Target to which it was not subject immediately before this Agreement and the other Target Transaction Documents were executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws of Target or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Target or over its properties or assets.

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               (c)           There is not any pending, or to the best of Target’s and Target Controlling Stockholder’s knowledge, threatened, action, suit, claim or proceeding against Target and/or the Target Controlling Stockholder, or any of Target’s current or past officers or any of the respective properties, assets or rights of Target, before any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Target or over Target’s current or past officers or the properties of Target, or otherwise that (i) is reasonably likely to result in any material adverse change in the respective business, prospects, financial condition or results of operations of Target or might materially and adversely affect its properties, assets or rights taken as a whole, (ii) might prevent consummation of the transactions contemplated by this Agreement and the other Target Transaction Documents, or (iii) alleging violation of any Federal or state securities laws.

               (d)           The authorized capital stock of Target consists of 20,000,000 shares of common stock, par value, $0.0625 per share, of which 4,400,000 are issued and outstanding and owned by the Target Stockholders in the amounts set forth on Schedule A hereto.  Each of such outstanding shares of Target Stock is duly and validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders.  There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Target and there is outstanding no security or other instrument convertible into or exchangeable for capital stock of Target.  When delivered by the Target Stockholders in accordance with the terms of this Agreement, the Target Stock will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any shares of Target Stock or the issuance and sale thereof  No further approval or authorization of any stockholder, the Board of Directors of Target or its stockholders or others is required for the issuance and sale or transfer of the Target Stock by the Target Stockholders to be delivered pursuant hereto.  The Target has no stock option, stock bonus and other stock plans or arrangements.

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               (e)           Other than as set forth in the Target Financial Statements (as defined below), the Target has no Indebtedness. “Indebtedness” means of any Person means, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

               (f)           Attached hereto as Exhibit 1 are copies of the Target’s certificate of incorporation and by-laws of Target (or, in each case, the comparable charter documents, if any, under applicable law) and all amendments thereto, as presently in effect and will be in effect on the Closing Date.

               (g)           Target has been advised concerning the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and has in the past conducted its affairs in such a manner as to ensure that it is not and will not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and such rules and regulations.

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               (h)           (i)                 Target has not, and no Person or entity acting on behalf or at the request of Target has, at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

(ii) No director, officer, agent, employee, or other person associated with, or acting on behalf of, Target, has, directly or indirectly used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment. Target’s internal accounting controls and procedures are sufficient to cause Target to comply in all respects with the Foreign Corrupt Practices Act of 1977, as amended.
(iii) Neither the Target, nor any officer, director or affiliate of Target, has been, within the ten years ending on the date of this Agreement, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

               (g)            Target has not incurred any liability, direct or indirect, for finders’ or similar fees on behalf of or payable by Target and the Target Stockholders in connection with the transactions contemplated hereby, in the other Target Transaction Documents and/or any other transaction involving Target and/or the Target Stockholders.

               (h)           No stockholder of Target has any right to request or require Target to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

               (i)             Target is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, the violation of which would have a material adverse effect on the business, prospects, financial condition, or results of operations of Target.  Target is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

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               (j)            Attached hereto as Schedule 2.2(j) are true and correct copies of the following:  (i) audited balance sheets of Target as of December 31, 2016; (ii) unaudited balance sheets of Target as of March 31, 2017; audited statements of income, statements of stockholders’ equity, and statements of cash flows of Target for the years ended December 31, 2015 and December 31, 2016; and the unaudited statements of income, statements of stockholders’ equity, and statements of cash flows of Target for the three (3) months ended March 31, 2017 and the notes thereto (collectively, the “Target Financials”).  Each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders’ equity of Target as of its respective date; each such statement of income and statement of stockholders’ equity presents fairly the results of operations of Target for the period indicated; and each such statement of cash flows fairly represents the financial condition of Target in a material respects.

               (k)            Intellectual Property. Schedule 2.2(k)(i) hereto, sets forth all Intellectual Property (as defined below) owned by the Target (“Target IP”) prior to entering into the IP Assignment Agreement; and Schedule 2.2(k)(ii) hereto, sets forth all of the Intellectual Property owned by the Target Majority Stockholder. Each item of Intellectual Property is owned solely and exclusively by the Persons set forth on Schedule 2.2(k)(i) and (ii) (“TCS-IP,” and together with the Target IP, collectively, the “Combined IP”).  Without limiting the generality of the foregoing, the Intellectual Property owned by such Persons, or to which such Persons have legal and sufficient rights to use, constitutes all of the Intellectual Property necessary to design, develop and commercialize the proposed insulin pump (the “Device”) and all other intended related actions and business of the Target. Neither the Target nor the Target Controlling Stockholder believes that none of the Combined IP infringe on the Intellectual Property of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Target and/or the Target Controlling Stockholder, being threatened, against the Target and/or the Target Controlling Stockholder regarding any of the Combined IP. Neither the Target nor the Target Controlling Stockholder is aware of any facts or circumstances that could reasonably be expected to give rise to any infringements or claims, actions or proceedings. “Intellectual Property” means (i) all inventions and discoveries (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, industrial designs, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, domain names, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all broadcast rights; (v) all mask works, designs, industrial designs, and all applications, registrations and renewals in connection therewith; (vi) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vii) all computer software (including data and related documentation); (viii) all other proprietary rights; (ix) all copies and tangible embodiments thereof (in whatever form or medium); and (x) any rights or licenses to or from a third party in connection therewith.

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        2.3.                 Representations and Warranties of the Target Stockholders.  Each Target Stockholder severally and not jointly hereby represent and warrant to, and agree with, the Company as follows:

               (a)            Such Target Stockholder has full power and authority under the laws of the jurisdictions of residence thereof to execute, deliver, and perform this Agreement and the transactions contemplated hereby and in connection herewith that it is required to as provided herein.

               (b)           Such Target Controlling Stockholder beneficially and of record owns the number of shares of Target Stock set forth on Schedule A. Such Target Stockholder has full power and authority to transfer its shares of Target Stock to the Company under, pursuant to, and in accordance with, this Agreement, and such shares of Target Stock owned by such Target Stockholder are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party.

               (c)           (i)                 Such Target Stockholder represents that each is acquiring its applicable Company Exchange Shares to be issued pursuant to Section 1.2(a) hereof for its own account, for investment purposes only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act.

                               (ii)                The certificate or certificates representing the Company Exchange Shares shall bear a legend in substantially the form set forth in Section 1.2(c) hereof.

                               (iii)               Such Target Stockholder acknowledges being informed and understands that the Company Exchange Shares to be issued to it pursuant to Section 1.2(a) hereof shall be unregistered, shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available.  Such Target Stockholder further acknowledges that the Company is an issuer identified in Rule 144(i)(1) (a “Shell”), and that the Company does not have an obligation and/or any intention to register any Company Exchange Shares for resale with the SEC or otherwise for the account of such Target Stockholder. Such Target Stockholder is familiar with and understands Rule 144 including its applicability to shells and/or former Shells and further understands that until the Company files its Super 8-K with Form 10 information, it will continue to be a Shell.

                               (iv)              Such Target Stockholder acknowledges that it has been afforded access to all material information which they have requested from the Company and/or the Target relevant to their decision to acquire the Company Exchange Shares pursuant to this Agreement and to ask questions of the Company’s and the Target’s management and that, except as set forth herein, neither the Company nor anyone acting on behalf of the Company has made any representations or warranties to such Target Stockholder which have induced, persuaded, or stimulated the Target Stockholders to acquire such Company Exchange Shares.

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                               (v)               Such Target Stockholder has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the purchase of the Company Exchange Shares and each Target Stockholder is and will be able to bear the economic risk of the investment in such Company Exchange Shares.

        2.4.                 Additional Representations and Warranties of the Target Controlling Stockholder.  In addition to the representations, warranties and agreements set forth of the Target Controlling Stockholder provided in Section 2.2 and Section 2.3 hereof, the Target Controlling Stockholder hereby represents and warrants to, and agrees with, the Company as follows:

               (a)            The Target Controlling Stockholder has (i) the full power and authority as an executive officer of the Target to execute, deliver and perform this Agreement and the other Target Transaction Documents and the transactions contemplated hereby and thereby on behalf of the Target, and (ii) the sole right and authority to, in his individual capacity, execute, deliver and perform his obligations under this Agreement and the Target Transaction Documents to which he is a party and such other transactions contemplated hereby or thereby. When executed by the Target Controlling Stockholder this Agreement and the other Target Transaction Documents will be a binding obligation of the Target Controlling Stockholder enforceable against him in accordance with the terms hereof and thereof.

               (b)           The Target Controlling Stockholder beneficially and of record owns the 4,200,000 shares of Target Stock which constitutes approximately ninety-five (95%) of the issued and outstanding shares of Target Stock as provided in Schedule A hereto, and other than the Target Minority Stockholders to the extent and as set forth on Schedule A hereto, no other Person owns and/or has any right to acquire any shares of Target Stock and/or any other securities of the Target. Upon execution of the Termination Agreement, each of the Target Minority Stockholders shall have full power and authority to transfer its respective Target Stock to the Company under, pursuant to, and in accordance with, this Agreement, and such shares of Target Stock are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject with respect to preemptive or similar rights of stockholders.

               (c)            The Target Controlling Stockholder (i) is the sole owner of all of the TCS-IP, no person has any right to acquire any interest therein and there is no lien thereon, and (ii) has the sole right and power to transfer the TCS-IP to the Target pursuant to the IP Assignment Agreement and when so transferred shall provide the Target with sole ownership and full use to such Target Controlling Stockholder’s Intellectual Property.

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               (d)           The Target Controlling Stockholder has received from the Company copies of each SEC Report (so requested by the Target Controlling Stockholder), and each of the following Disclosure Documents to the extent not available on the EDGAR System (i) the Super 8-K (as defined below), (ii) the Company’s Current Reports on Form 8-K filed by the Company with the SEC on or about, April 5, 2017 and May 11, 2017, (iii) the Company’s Information Statement on Schedule 14f-1 filed by the Company with the SEC on or about April 5, 2017, (iv) the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017 filed by the Company with the SEC on or about May 17, 2017, (v) the Company’s Annual Report on Form 10-K for the year ending June 30, 2016 filed by the Company with the SEC on or about September 26, 2016, (vi) the Target Acquisition Agreement, and (vii) the Common Stock Purchase Agreement (including the Exhibits and Schedules thereto) relating to the Offering. The Super 8-K and the other documents (and all schedules and exhibits to each) set forth in (i) – (vii) of this Section 2.4(d) are hereinafter collectively referred to as the “Disclosure Package;” with each item in (i) – (vi) of this Section 3.1 being a “Disclosure Document” and collectively, the “Disclosure Documents”). The Target Controlling Stockholder has fully read and fully understands each Disclosure Document in the Disclosure Package (including, but not limited to, the “risk factors” set forth in the Super 8-K) and the other SEC Reports and has been afforded to its complete satisfaction (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from the Company and its representatives concerning the Disclosure Documents including, but not limited to, the Offering, the capital structure before and after the Closing of the Acquisition and the Share Cancellation and the terms and conditions of the Offering; (b) access to information about the Company; and (c) the opportunity to obtain such additional information that the Company possesses or could acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Shares. (i) All information in the Super 8-K directly and/or indirectly regarding and/or relating to the Target and the Target Controlling Stockholder including the Target’s business and proposed business, risk factors, capital structure, biographies of the Target Controlling Stockholder and his nominees to the Company Board and appointees to officer positions in the Target and the Company, all such Persons beneficial ownership of securities in the Company , the capital structure of the Target, the Target Controlling Stockholder’s Intellectual Property and all other information related to the above, and (ii) the Target Financial Statements, are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make such information and statements, in light of the circumstances under which they were made, not misleading. None of the statements, documents, certificates or other items prepared or supplied by the Target or the Target Controlling Stockholder with respect to the transactions contemplated herein and in the other Target Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make such not misleading in light of the circumstances in which they were made.

ARTICLE III

CONDITIONS PRECEDENT TO CLOSING

        3.1.                 Company’s Conditions Precedent.  The obligations of the Company to effectuate the Closing is subject to the fulfillment, prior to the date of Closing, of each of the following conditions (any one or more of which may be waived by the Company unless such condition is a requirement of law).

               (a)           All representations and warranties of the Target and the Target Controlling Stockholder contained in this Agreement and any of the other Target Transaction Documents and/or in any written statement, schedule or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the date hereof.

               (b)           The Target and the Target Controlling Stockholder shall have performed and complied in all material respects with all covenants and other agreements required by (or contained in) this Agreement and the other Target Transaction Documents to be performed or complied with or by them prior to or at the Closing.

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               (c)            No action, suit, proceeding or investigation shall have been instituted against any of the Target and the Target Controlling Stockholder, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby or which might materially and adversely affect the rights of the Company to consummate the transactions contemplated hereby and in the other Target Transaction Documents.

               (d)           Each of the Target and the Target Controlling Stockholder shall have obtained all approvals and consents to consummate this Agreement and the transactions to be consummated at or immediately following the Closing, in accordance with all applicable laws, rules and regulations.

               (e)            The Company shall have entered into in form and substance satisfactory to the Company (i) a termination agreement (the “Termination Agreement”) by and among the Target Controlling Shareholder, Target and the Target Minority Stockholders pursuant to which the Common Share Purchase Agreement dated as of January 31, 2017 by and between the Target, the Target Controlling Stockholder and the Target Minority Stockholders including, but not limited to, the “Summary Proposal Term for Additional Funding” attached thereto is terminated in its entirety as of the Closing Date except for Sections 1, 2, 3, 5.1, 5.2, 5.10 and 5.13 therein, (ii)the Royalty Agreement, (iii) an intellectual property transfer agreement with Target and the Target Controlling Shareholder transferring to the Target all of the Target Controlling Stockholder’s Intellectual Property set forth in Schedule 2.2(k)(i) hereto (the “IP Assignment Agreement”), and (iv) the Target entering into the Royalty Agreement.

               (f)            The Target shall have delivered to the Company an officer’s and secretary’s certificate, dated as of the Closing Date, certifying as to the (A) incorporation and good standing of the Target in the State of Delaware based upon a certificate issued by the Secretary of State of the State of Delaware as of a date within thirty (30) days of the Closing Date, (B) the Certificate of Incorporation of the Target, as amended, through the Closing Date, (C) the bylaws of the Target, each as in effect as of the Closing Date (the “By-Laws”), and (D) the accuracy of the representations and warranties of and the satisfaction of all Closing conditions precedent by the Target and the Target Controlling Stockholder.

               (g)           The Company shall have received this Agreement signed by (i) a duly authorized officer of the Target, and (ii) each Target Stockholder.

               (h)           The Company shall have received duly executed copies of each of the Target Transaction Documents in form and substance satisfactory to the Company.

               (i)            Substantially contemporaneously with the Closing (i) the Company shall have effectuated the sale of no less than $4,500,000 of shares of Company Common Stock in the Offering at a price of $0.66 per share, (ii) the Company Share Cancellation shall have occurred , and (iii) all officers and directors of the Company shall have resigned except that Morgan Frank shall remain a director, and the Company’s Board of Directors (the “Company Board”) shall have appointed the Target Controlling Stockholder as the Chairman and Chief Executive Officer of the Company.

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               (j)            The Company shall have received a unanimous written consent of the Board or Directors of the Target approving this Agreement, the other Target Transaction Documents, the transactions contemplated herein and therein and such related matters.

               (k)           The Target and each Target Stockholder shall have taken all actions and delivered all documents as so requested by them pursuant to Section 1 hereof including the delivery to the Company of stock certificates representing all shares of Target Stock owned by such Persons as set forth on Schedule A.

        3.2.                 Target and Target Controlling Stockholders Conditions Precedent. The obligations of the Target and the Target Stockholders to effectuate the Closing and subject to the fulfillment, prior to the date of Closing, of each of the following conditions (any one or more of which may be waived by the Target and/or the Target Stockholders unless such condition is a requirement of law).

               (a)           All representations and warranties of the Company contained in this Agreement and in any written statement, schedule or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the date hereof and as of the Closing.

               (b)           The Company shall have performed and complied in all material respects with all covenants and other agreements required by (or contained in) this Agreement to be performed or complied with by it prior to or at the Closing.

               (c)           No action, suit, proceeding or investigation shall have been instituted against the Company, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially and adversely affect the rights of the Company to consummate the transactions contemplated hereby.

               (d)           The Company shall have obtained all required consents and approvals to this Agreement and the transactions to be consummated at or immediately following the Closing, in accordance with all applicable laws, rules and regulations.

               (e)           Substantially contemporaneously with the Closing (i) the Company shall have effectuated the sale of no less than $4,500,000 of shares of Company Common Stock in the Offering at a price of $0.66 per share, (ii) the Company Share Cancellation shall have occurred , and (iii) all officers and directors of the Company shall have resigned except that Morgan Frank shall remain a director, and the Company’s Board of Directors (the “Company Board”) shall have appointed the Target Controlling Stockholder as the Chairman and Chief Executive Officer of the Company.

               (f)            The Company shall have delivered to the Target this Agreement duly executed by the Company.

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               (g)           The Company shall have delivered to the Target an officer’s and secretary’s certificate, dated as of the Closing Date, certifying as to the (A) incorporation and good standing of the Company in the State of Nevada based upon a certificate issued by the Secretary of State of the State of Nevada as of a date within thirty (30) days of the Closing Date, (B) the Company Documents, each as in effect as of the Closing Date, and (C) the accuracy of the representations and warranties of the Company and the Company has satisfied its other Closing conditions precedent set forth in this Section 3.2.

               (h)           A unanimous written consent of the Board or Directors of the Company approving this Agreement and the related transactions and the appointment of the Persons to the Company’s Board as set forth in Section 3.1(e).

ARTICLE IV

MISCELLANEOUS

        4.1.                 Expenses.  Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

        4.2.                 Necessary Actions.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper executive officers and/or directors of the Company or Target, as the case may be, or the relevant Target Stockholders or Target Stockholders will take all such necessary action.

        4.3.                 Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic mail; or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.  The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Modular Medical, Inc.

17995 Bear Valley Lane

Escondido, California 92027

Telephone: (949) 370-9062

Facsimile: (201)353-8868

Attn: Paul M. DiPerna, Chief Executive Officer

Email: paul@modular-medical.com

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with a copy (for informational purpose only) to:

Gusrae Kaplan Nusbaum PLLC

120 Wall Street

New York, NY 10005

Telephone (212) 269-1400

Facsimile: (212) 809-4147

Attention: Lawrence G. Nusbaum, Esq.

Email: lnusbaum@gusraekaplan.com

If to the Target or the Target Controlling Stockholder:

Modular Medical, Inc.

17995 Bear Valley Lane

Escondido, California 92027

Telephone: (949) 370-9062

Facsimile: (201)353-8868

Attn: Paul M. DiPerna, Chief Executive Officer

Email: paul@modular-medical.com

If to either or both of the Target Minority Stockholders:

Manchester Management Company, LLC

3 West Hill Place

Boston, MA 02114

Telephone: (617) 339-1741

Email: jbesser@mgfund.com

        4.4.                 Parties in Interest.  This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns.  Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

        4.5.                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document.  The delivery by facsimile or .pdf of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

        4.6.                 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof.  If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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        4.7.                 Headings.  The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

        4.8.                 Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

        4.9.                 Survival of Representations and Warranties.  All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the Closing for a period of one year after Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

        4.10.               This Agreement will not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this subsection will be void ab initio.

        4.11.               Amendment.  This Agreement may only be amended or modified with the express written consent of each of (i) the Target Stockholders, and (ii) the unanimous written consent of the Company’s board of directors of each of the Company and Target.  This Agreement may not be amended except by an instrument, in writing, signed on behalf of such above parties.

        4.12.               Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

        4.13.               Entire Agreement.  Except as otherwise expressly provided herein, this Agreement and the other Target Transaction Documents sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all existing agreements among them concerning such subject matter.

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        4.14.               No Shop. In consideration for the Company, its officers and directors and each of their affiliates allocating their time and other resources to conduct the Offering and take other actions relating to the Acquisition, the Target Controlling Stockholder and the Target both hereby covenant and agree that neither the Target nor the Target Controlling Stockholder (nor any of their respective affiliates) shall directly and/or indirectly (a)  initiate contact with, solicit or encourage any inquiries or proposals by, or (b) enter into any discussions or negotiations with, or disclose directly or indirectly any information concerning its business, prospects, and properties to, or afford any access to its properties, books and records to, any corporation, partnership, person, or other entity or group (other than the Company and its affiliates, employees, representatives, and agents) regarding a sale of all or a portion of the Target’s and/or the Target Controlling Stockholder’s securities of the Target or a merger, consolidation, or sale of all or a substantial portion of the assets of the Target or the Target Controlling Stockholder’s Intellectual Property or any similar transaction until termination of this Agreement by mutual agreement of the parties hereto.

        4.15.               Company Board of Directors, Etc. Matters. The Company Board shall for a period of five (5) years following the Closing Date consist of no more than five (5) and no less than two (2) directors of which (i) Manchester Management, LLC (“Manchester”) shall have the right to appoint two (2) such Directors to the Company Board (and/or terminate any of such directors and re-appoint other directors chosen by it) at any time and from time to time following the Closing Date, one of who shall be Morgan Frank, a current director of the Company who shall remain a director of the Company until his successor is appointed by Manchester, and (ii) the Target Controlling Stockholder shall have the right, in addition to being the Chairman of the Company Board and the Company’s Chief Executive Officer, to appoint 2 additional directors to the Company Board (and/or terminate any of such directors appointed by him and replace them with other directors so chosen by him) at any time and from time to time following the Closing Date. Manchester and the Target Controlling Stockholder will take any and all actions necessary and/or requested by the other to effectuate the same including, but not limited to, voting all voting securities of the Company each has beneficial ownership of and cause its Affiliates to do the same to effectuate the provisions of this Section 4.15.

        4.16.               Bank Account. For a period of one (1) year following the Closing Date the sole bank account of the Company and the Target shall be such bank account set forth on Schedule 4.16 hereto and any withdrawals from such bank account shall require two (2) signatures one of which shall be that of Morgan C. Frank, a director of the Company (and/or any successor director appointed by Manchester) and the other shall be the Target Controlling Stockholder. The Target Controlling Stockholder shall take any and all actions requested by the Target Minority Shareholders relating to the bank account of Target including, but not limited to closing and/or requiring that Morgan C. Frank (or such other persons designated by the Target Minority Shareholders) become a signatory to any withdrawals from such bank account.

        4.17.               Super 8-K. No later than the date four (4) business days following the Closing Date, the Company shall file with the SEC the Super 8-K which shall include the Target Financial Statements.

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        4.18.               Possible Payments to Target Controlling Stockholder. The parties, as a condition to closing, will enter a written agreement generally providing that the Target Controlling Stockholder shall be entitled to a payment by the Company of the lesser of (a) $0.75 per Device and (b) 5% of the gross sales for each Device sold. The obligation of the Company to make such payment to the Target Controlling Stockholder shall cease upon such time that the total aggregate amount of payments made to Target Controlling Stockholder equals $10,000,000 (the “Royalty Agreement”). The obligations to make such payments and the specific terms of such agreement shall be subject to the Target Controlling Stockholder, the Company and the Target entering into a written and approved in all respects by the unanimous written consent of the Board of Directors of the Company.

        4.19.               Inventions. Target Controlling Stockholder acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its wholly-owned subsidiaries’ (including the Target) actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Target Controlling Stockholder (whether alone or jointly with others) while affiliated in any way with Modular and/or the Target including, but not limited to, owning beneficially and/or of record any securities of Modular, the Company or any of their respective subsidiaries (“Work Product”), belongs to Modular, the Company or such subsidiary and the Target Controlling Stockholder hereby expressly and automatically assigns all of the above Work Product to the Company.

        4.20.               Non-Compete. The Target Controlling Stockholder covenants and agrees that (i) during his affiliation with the Company and/or the Target including, but not limited to, owning beneficially and/or of record any securities of Modular and for a period of twelve (12) months following the date Target Controlling Stockholder ceases being subject to (i) or (ii) above, Target Controlling Stockholder will not alone, or in any capacity with any other Person:

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(a)	directly or indirectly participate in, or support in any capacity (e.g., as an employee, consultant, director, advisor, principal, agent, officer, or otherwise, or as a partner, member, shareholder or owner of securities of any other Person or entity), the invention, development, manufacture, sale, solicitation or sale, marketing, testing, research, or other business aspect of any actual product, product under development, or product line, service or technology or product concept conceived, investigated, studied, designed, developed, manufactured, marketed, or sold by anyone other than the Company, the Target and any wholly-owned subsidiary of either, anywhere in the world where the Company, the Target and any wholly-owned subsidiary of either sells, markets or has implemented a plan to sell or market any of its products or services, and that performs similar functions, is used for the same general purposes as, or is, or will be marketed and sold as a replacement, substitution, or alternative for any Company, the Target and any wholly-owned subsidiary of either product;
(b)	call upon, solicit, contact, or serve any of the then-existing clients, customers, vendors, or suppliers of the Company, the Target and any wholly-owned subsidiary of either any clients, customers, vendors, or suppliers that have had a relationship with the Company, the Target and any wholly-owned subsidiary of either during the preceding six (6) months, or any potential clients, customers, vendors, or suppliers that were solicited by the Company, the Target and any wholly-owned subsidiary of either during the preceding six (6) months for the purpose of selling a product or service;
(c)	disrupt, damage, impair, or interfere with the business of the Company, the Target and any wholly-owned subsidiary of either whether by way of interfering with or disrupting the relationship of the Company with its clients, customers, representatives, vendors or suppliers; or
(d)	employ, contract, affiliate, or create any relationship with (by soliciting or assisting anyone else in the solicitation of any of the Company’s, the Target’s and any wholly-owned subsidiary’s of either current employees, or any person who had worked for the Company, the Target and any wholly-owned subsidiary of either within the six (6) months prior to the Target Controlling Stockholder’s departure from the Company, the Target and any wholly-owned subsidiary of either, on behalf of the Target Controlling Stockholder or any other entity, whether or not such entity competes with the Company, the Target and any wholly-owned subsidiary of either.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE TO FOLLOW]

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                [SIGNATURE PAGE OF REORGANIZATION AND SHARE EXCHANGE AGREEMENT]

                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

MODULAR MEDICAL, INC. (the Company)

By:
Name: Morgan Frank
Title: Chief Executive Officer

QUASARUS, INC. (the Target)

By:
Name: Paul M. DiPerna
Title: Executive Officer; Chairman

Paul M. DiPerna
(individually, the Target Majority Stockholder)

Morgan C. Frank
(individually, a Target Minority Stockholder)

James E. Besser
(individually, a Target Minority Stockholder)

[END OF SIGNATURE PAGE OF REORGANIZATION AND SHARE EXCHANGE AGREEMENT]

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Schedule A

Target Stockholder Information

Shareholder Name	Number of Target Shares Owned Prior to Closing and to be Exchanged in the Acquisition	Number of Company Exchange Shares to be received in Exchange for Target Stock Owned
Paul M. DiPerna Modular Medical, Inc. 17995 Bear Valley Lane Escondido, California 92027 Telephone: (949) 370-9062 Facsimile: (201)353-8868 Attn: Paul M. DiPerna, Chief Executive Officer Email: paul@modular-medical.com	4,200,000	7,220,400
Morgan C. Frank c/o Manchester Management Company, LLC 3 West Hill Place Boston, MA 02114 Telephone: (617) 339-1741 Email: jbesser@mgfund.com	100,000	180,830
James E. Besser c/o Manchester Management Company, LLC 3 West Hill Place Boston, MA 02114 Telephone: (617) 339-1741 Email: jbesser@mgfund.com	100,000	180,830
23

Schedule 2.2(b)

Target Contracts

None.

24

Schedule 2.2(j)

Target Financial Statements

See Attached.

25

Schedule 2.2(k)(i)

Target Intellectual Property

U.S. Provisional Patent Application No. 61/947,032, filed March 3, 2014, naming Paul DiPerna as inventor, and titled “Fluid Delivery Damping and Delivery Pump”

International Patent Application No. PCT/US2015/018525, filed March 3, 2015, naming Paul DiPerna as inventor, and titled “Fluid Delivery Pump”

U.S. Non-provisional Patent Application No. 15/122,132, filed August 26, 2016, naming Paul DiPerna as inventor, and titled “Fluid Delivery Pump”

U.S. Provisional Patent Application No. 62/529,086, filed July 6, 2017, naming Paul DiPerna as inventor, and titled “Variable Flow Orifice with Dynamic Control Feedback.”

26

Schedule 2.2(k)(ii)

Target Controlling Stockholder Intellectual Property

See Schedule 2.2(k)(ii)

27

Schedule 4.16

Bank Accounts

28

Exhibit 1

Certificate of Incorporation and By-Laws of Target

See Officers Certificate.

29